As filed with the U.S. Securities and Exchange Commission on September 19, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Eventbrite, Inc.

(Exact name of registrant as specified in its charter)

Delaware	14-1888467
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

155 5th Street, 7th Floor

San Francisco, California 94103

(Address of Registrant’s Principal Executive Offices)

Eventbrite, Inc. 2018 Stock Option and Incentive Plan

Eventbrite, Inc. 2018 Employee Stock Purchase Plan

Eventbrite, Inc. 2010 Stock Plan

(Full titles of the plans)

Julia D. Hartz

Chief Executive Officer

Eventbrite, Inc.

155 5th Street, 7th Floor

San Francisco, California 94103

(Name and address of agent for service)

(415) 692-7779

(Telephone number, including area code, of agent for service)

Copies to:

Anthony J. McCusker An-Yen E. Hu Goodwin Procter LLP 601 Marshall Street Redwood City, California 94063 (650) 752-3100	Samantha E. Harnett Julia D. Taylor Eventbrite, Inc. 155 5th Street, 7th Floor San Francisco, California 94103 (415) 692-7779

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.00001 par value per share:
—reserved for issuance pursuant to the Eventbrite, Inc. 2018 Stock Option and Incentive Plan	7,672,600(2)	$23.00(3)	$176,469,800	$21,971
—reserved for issuance pursuant to the Eventbrite, Inc. 2018 Employee Stock Purchase Plan(4)	1,534,500 (5)	$19.55(6)	$29,999,475	$3,735
—reserved for issuance pursuant to stock option awards outstanding under the Eventbrite, Inc. 2010 Stock Plan	22,511,683(7)	—(8)	—	—
—reserved for issuance pursuant to restricted stock unit awards outstanding under the Eventbrite, Inc. 2010 Stock Plan	230,000(7)	—(8)	—	—
Class B common stock, $0.00001 par value per share:
—reserved for issuance pursuant to stock option awards outstanding under the Eventbrite, Inc. 2010 Stock Plan	22,511,683(9)	$7.80(10)	$175,591,127	$21,862
—reserved for issuance pursuant to restricted stock unit awards outstanding under the Eventbrite, Inc. 2010 Stock Plan	230,000(9)	$23.00(3)	$5,290,000	$659
TOTAL:	31,948,783		$387,350,402	$48,227

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock (“Class A common stock”) or the Registrant’s Class B common stock (“Class B common stock”) that become issuable under the Registrant’s 2018 Stock Option and Incentive Plan (“2018 Plan”), the Registrant’s 2018 Employee Stock Purchase Plan (“2018 ESPP”), and the Registrant’s 2010 Stock Plan (“2010 Plan”) by reason of any stock dividend, stock split or similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Class A common stock or Class B common stock.

(2)	Represents shares of Class A common stock reserved for issuance pursuant to future awards under the 2018 Plan.
(3)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $23.00 per share, which is the initial public offering price per share of Class A common stock set forth on the cover page of the Registrant’s prospectus dated September 19, 2018 relating to the Registrant’s initial public offering.

(4)

In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2018 ESPP. In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

(5)	Represents shares of Class A common stock reserved for issuance pursuant to future awards under the 2018 ESPP.
(6)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $23.00 per share, which is the initial public offering price per share of Class A common stock set forth on the cover page of the Registrant’s prospectus dated September 19, 2018 relating to the Registrant’s initial public offering. Pursuant to the 2018 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of Class A common stock on the first trading day of the offering period or on the exercise date.

(7)

Represents shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock underlying equity awards outstanding under the 2010 Plan as of the date of this Registration Statement.

(8)

Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B Common Stock.

(9)	Represents shares of Class B common stock reserved for issuance pursuant to awards outstanding under the 2010 Plan as of the date of this Registration Statement.
(10)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, and on the basis of $7.80 per share, the weighted-average exercise price per share of stock option awards outstanding under the 2010 Plan as of September 19, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:

(a)

Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on September 18, 2018 (File No. 333- 226978), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)

The Registrant’s prospectus to be filed with the Commission on or about September 19, 2018 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-226978); and

(c)

The description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38658) filed with the Commission on September 17, 2018 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in the Registrant’s amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of its directors and executive officers for monetary damages to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, the Registrant’s directors and executive officers will not be personally liable to the Registrant or its stockholders for monetary damages, or breach of fiduciary duties as directors, except for liability in limited circumstances.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s bylaws indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s bylaws provide that the Registrant may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s employees or agents or is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws will also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the Registrant has or will enter into indemnification agreements with each of its directors and executive officers. These indemnification agreements do or will require the Registrant, among other things, to indemnify its directors and executive officers, and at times, their affiliates, against liabilities that may arise by reason of their status or service. These indemnification agreements do or will also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Form of Class A common stock certificate of the Registrant.	S-1	333-226978	4.1	9/7/18

4.2	Eventbrite, Inc. 2010 Stock Plan, as amended, and forms of agreements thereunder.	S-1	333-226978	10.8	8/28/18

4.3	Eventbrite, Inc. 2018 Stock Option and Incentive Plan and forms of agreements thereunder.	S-1	333-226978	10.9	9/7/18

4.4	Eventbrite, Inc. 2018 Employee Stock Purchase Plan.	S-1	333-226978	10.10	8/23/18

5.1	Opinion of Goodwin Procter LLP.					X

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm as to Eventbrite, Inc.					X

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm as to Ticketfly, LLC.					X

23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on September 19, 2018.

EVENTBRITE, INC.

By:	/s/ Julia Hartz
Julia Hartz
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Julia Hartz, Randy Befumo and Samantha Harnett, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Eventbrite, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Julia Hartz Julia Hartz	Chief Executive Officer and Director (Principal Executive Officer)	September 19, 2018

/s/ Randy Befumo Randy Befumo	Chief Financial Officer (Principal Financial and Accounting Officer)	September 19, 2018

/s/ Katherine August-deWilde Katherine August-deWilde	Director	September 19, 2018

/s/ Roelof Botha Roelof Botha	Lead Independent Director	September 19, 2018

/s/ Andrew Dreskin Andrew Dreskin	President of Music and Director	September 19, 2018

/s/ Kevin Hartz Kevin Hartz	Chairman and Director	September 19, 2018

/s/ Sean P. Moriarty Sean P. Moriarty	Director	September 19, 2018

/s/ Lorrie M. Norrington Lorrie M. Norrington	Director	September 19, 2018

/s/ Helen Riley Helen Riley	Director	September 19, 2018

/s/ Steffan C. Tomlinson Steffan C. Tomlinson	Director	September 19, 2018